SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2013

SCOTT’S LIQUID GOLD-INC.

(Exact name of Registrant as specified in its charter)

Colorado	001-13458	84-0920811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4880 Havana Street, Denver, CO	80239
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (303) 373-4860

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 1, 2013, Scott’s Liquid Gold-Inc. (the “Company”) consummated the previously announced sale of its real estate assets located at 4880 Havana Street, Denver, Colorado, consisting of approximately 10.8 acres of land improved with four buildings containing approximately 241,684 square feet of office, warehouse, and manufacturing space, with associated improvements and personal property, and adjacent vacant land of approximately 5.5 acres (together, the “Property”). Pursuant to the Purchase and Sale Agreement dated November 21, 2012 (the “Agreement”) between the Company and Havana Gold, LLC, a Colorado limited liability company (the “Purchaser”), the Company sold the Property for a purchase price of $9,500,000.

In connection with the sale, the Company leased back from the Purchaser approximately 16,078 square feet of office space (the “Office Lease”) and approximately 113,620 square feet of manufacturing and warehouse space (the “Warehouse Lease”) currently used by the Company. Each of the Office Lease and the Warehouse Lease has an initial term of three years, with options to extend the term for two additional terms of three years each. Rent for the Office Lease is $13.00 per square foot per annum, with annual 3% increases. Rent for the Warehouse Lease is $3.25 per square foot per annum, with annual 3% increases, and the Company will pay an additional $1.25 per square foot per annum as its share of the Purchaser’s operating expenses under the Warehouse Lease (including taxes, insurance and common area maintenance charges). If certain uncontrollable operating expenses increase by more than 5% per year, the Company’s share of operating expenses under the Warehouse Lease may be increased.

As of the date of closing, the principal and interest balance on the long-term debt secured by the Property with Citywide Banks was $3,373,961.20. This debt was repaid in full at closing.

Item 2.01	Completion of Acquisition or Disposition of Assets.

See Item 1.01 above which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOTT’S LIQUID GOLD-INC.

Date: February 1, 2013	/s/ Barry J. Levine

By: Barry J. Levine
Treasurer, Chief Financial Officer and Chief Operating Officer